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                                                                    EXHIBIT 99.1



                        Report of Independent Accountants



WPS Receivables Corporation
507 West Tenth Street
P.O. Box 71
West Point, Georgia 31833
  as Transferor of the Receivables

WestPoint Stevens Inc.
507 West Tenth Street
P.O. Box 71
West Point, Georgia 31833
  as Servicer of the Receivables

Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York 10001
  as Trustee

Standard & Poor's Ratings Group
26 Broadway, 20th Floor
New York, New York 10004-1064
  as Rating Agency

Moody's Investors Service
99 Church Street, 4th Floor
New York, New York 10007
  as Rating Agency



We have performed the procedures enumerated below, which were agreed to by WPS Receivables Corporation as Transferor of the Receivables, WestPoint Stevens Inc. as servicer of the Receivables and Chase Manhattan Bank as the Trustee, solely to assist you with respect to the servicing records of WestPoint Stevens Inc. for the year ended December 31, 1996, in accordance with the requirements of
Section 3.07 of the Pooling and Servicing Agreement dated as of December 10, 1993, and amended and restated as of May 27, 1994, between WPS Receivables Corporation as Transferor of the Receivables and WestPoint Stevens Inc. as Servicer of the Receivables and Chase Manhattan Bank as Trustee (the "Servicing Agreement"). This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.


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Unless otherwise indicated, the following conventions have been adopted in presenting our procedures and findings:

         - The term "compared" means compared to and found to be materially in agreement with, unless otherwise noted.

         - For purposes of this letter, materiality is defined to be amounts equal to or exceeding $1 million.

         - Certain terms herein are defined in the Servicing Agreement and are used with the meaning set forth therein.

At your request, our procedures were as follows:

We have (i) read the Servicing Agreement and (ii) performed the additional procedures as follows:

         a. We compared all material amounts appearing in the settlement reports filed for the year ended December 31, 1996 with the records from which such amounts were derived.

         b. We randomly selected a sample of 25 daily reports from the population of daily reports filed covering the year ended December 31, 1996. We compared all material amounts appearing in the sample daily reports with the records from which such amounts were derived.

         c. We proved the mathematical accuracy of the amounts or percentages in the settlement reports and the sample daily reports.

No material exceptions were found in performing these procedures.

We were not engaged to, and did not perform an audit, the objective of which would be the expression of an opinion on the specified elements, accounts or items thereof. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This letter relates only to the items specified above and does not extend to any financial statements or financial information of WestPoint Stevens Inc., WPS Receivables Corporation or WestPoint Stevens Receivable Master Trust and should not be associated with such financial statements or financial information.

This report is intended solely for the use of the specified users listed above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

                                             /s/ Ernst & Young LLP


February 5, 1997

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